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                                                                     EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                          Dated as of October 22, 1997

                                      among

                                SMTK NY-1 CORP.,
             a New York corporation and a wholly-owned subsidiary of
                                    SMARTALK

                                                            "BUYER,"

                                       and

                          SMARTALK TELESERVICES, INC.,
                            a California corporation

                                                            "SMARTALK,"

                                       and

                              FRONTIER CORPORATION,
                             a New York corporation

                                                            "SELLER"



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                                TABLE OF CONTENTS

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ARTICLE I.    SALE AND PURCHASE.................................................................................  1
         Section 1.1  Sale and Purchase of Assets...............................................................  1
         Section 1.2  Excluded Assets...........................................................................  4
         Section 1.3  Assumption of Liabilities and Obligations.................................................  5
         Section 1.4  Excluded Liabilities......................................................................  6

ARTICLE II.  PURCHASE PRICE; ADJUSTMENT.........................................................................  6
         Section 2.1  Purchase Price............................................................................  6
         Section 2.2  Adjustment of Purchase Price..............................................................  6
         Section 2.3  Additional Purchase Price.................................................................  7
         Section 2.4  Allocation of Purchase Price..............................................................  8
         Section 2.5  Closing Proration.........................................................................  8

ARTICLE III.  THE CLOSING.......................................................................................  9

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER...........................................................  9
         Section 4.1  Seller's Organization, Good Standing, Capitalization......................................  9
         Section 4.2  Authority; Execution; Delivery............................................................  9
         Section 4.3  Consents; No Violation, Etc............................................................... 10
         Section 4.4  No Other Agreements to Sell the Assets or the Prepaid Phone
              Card Business..................................................................................... 10
         Section 4.5  Financial Records......................................................................... 10
         Section 4.6  Absence of Certain Changes or Events...................................................... 11
         Section 4.7  Taxes..................................................................................... 11
         Section 4.8  Copies of Documents....................................................................... 13
         Section 4.9  Assets.................................................................................... 13
         Section 4.10  Intellectual Property.................................................................... 14
         Section 4.11  Employment Matters....................................................................... 14
         Section 4.12  Litigation............................................................................... 15
         Section 4.13  Compliance with Laws..................................................................... 15
         Section 4.14  Validity of Contracts.................................................................... 15
         Section 4.15  Suppliers, Distributors and Customers.................................................... 15
         Section 4.16  800 Numbers and PINs..................................................................... 16
         Section 4.17  No Brokers............................................................................... 16
         Section 4.18  Transactions with Certain Persons........................................................ 16
         Section 4.19  Warranties............................................................................... 16
         Section 4.20  Absence of Undisclosed Liabilities and Obligations....................................... 16

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER AND SMARTALK................................................ 17
         Section 5.1  Buyer's Organization and Good Standing.................................................... 17
         Section 5.2  Authority; Execution and Delivery......................................................... 17
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         Section 5.3  No Brokers................................................................................ 17
         Section 5.4  Consents, No Violations, Etc.............................................................. 17

ARTICLE VI.  CERTAIN COVENANTS AND AGREEMENTS................................................................... 18
         Section 6.1  Non-Competition; Non-Solicitation......................................................... 18
         Section 6.2  Non-Disclosure............................................................................ 20
         Section 6.3  Further Assurances........................................................................ 21
         Section 6.4  Access to Facilities; Due Diligence....................................................... 21
         Section 6.5  Conduct of the Prepaid Phone Card Business................................................ 21
         Section 6.6  Mutual Cooperation........................................................................ 21
         Section 6.7  Access to Books and Records; Cooperation.................................................. 22
         Section 6.8  Consents.................................................................................. 22
         Section 6.9  Hart-Scott-Rodino Act..................................................................... 23
         Section 6.10  Non-Use of Names......................................................................... 23
         Section 6.11  New Customers............................................................................ 23
         Section 6.12  Existing Customers....................................................................... 23

ARTICLE VII.  CONDITIONS TO OBLIGATIONS OF BUYER AND SMARTALK................................................... 23
         Section 7.1  Representations and Warranties True at the Closing Date................................... 23
         Section 7.2  Seller's Performance...................................................................... 24
         Section 7.3  Instruments of Conveyance and Transfer; Title Insurance................................... 24
         Section 7.4  Transition Agreement...................................................................... 24
         Section 7.5  Certain Tax Forms......................................................................... 24
         Section 7.6  Approvals and Consents.................................................................... 24
         Section 7.7  Material Adverse Change................................................................... 24
         Section 7.8  Litigation................................................................................ 25
         Section 7.9  No Change in Law.......................................................................... 25
         Section 7.10  Hart-Scott-Rodino Act.................................................................... 25
         Section 7.11  Documents................................................................................ 25
         Section  7.12  Release of UCCs......................................................................... 25

ARTICLE VIII.  CONDITIONS TO OBLIGATIONS OF SELLER.............................................................. 25
         Section 8.1  Representations and Warranties True at the Closing Date................................... 25
         Section 8.2  Buyer's Performance....................................................................... 26
         Section 8.3  Approvals and Consents.................................................................... 26
         Section 8.4  Litigation................................................................................ 26
         Section 8.5  No Change in Law.......................................................................... 26
         Section 8.6  Hart-Scott-Rodino Act..................................................................... 26
         Section 8.7  Documents................................................................................. 26

ARTICLE IX.  SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES, INDEMNIFICATION........................................................ 27
         Section 9.1  Survival of Representations, Warranties, Etc.............................................. 27
         Section 9.2  Seller Agreement to Indemnify............................................................. 27
         Section 9.3  Buyer's Agreement to Indemnify............................................................ 28
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         Section 9.4  Procedures Relating to Indemnification.................................................... 29
         Section 9.5  Payment................................................................................... 29
         Section 9.6  Calculation of Losses..................................................................... 29
         Section 9.7  Remedies.................................................................................. 30

ARTICLE X.  PAYMENT OF CERTAIN TAXES AND EXPENSES............................................................... 30

ARTICLE XI.  WAIVER............................................................................................. 31

ARTICLE XII.  NOTICES, ETC...................................................................................... 31

ARTICLE XIII.  ENTIRE AGREEMENT; AMENDMENT...................................................................... 32

ARTICLE XIV.  PRESS RELEASES.................................................................................... 32

ARTICLE XV.  GENERAL............................................................................................ 33

ARTICLE XVI.  SEVERABILITY...................................................................................... 33

ARTICLE XVII.  BULK SALES LAWS.................................................................................. 33

ARTICLE XVIII.  TERMINATION..................................................................................... 33
         Section 18.1  Termination.............................................................................. 33
         Section 18.2  Effect of Termination.................................................................... 34

ARTICLE XIX.  ASSIGNMENT........................................................................................ 34

ARTICLE XX.  NO THIRD PARTY BENEFICIARY......................................................................... 34

ARTICLE XXI.  REMEDIES.......................................................................................... 34
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

                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT, dated as of October 22, 1997 (this "Agreement"), is by and among SMTK NY-1 CORP., a New York corporation, as buyer ("Buyer"), SMARTALK TELESERVICES, INC., a California corporation and the sole stockholder of Buyer ("SmarTalk"), and FRONTIER CORPORATION, a New York corporation ("Seller", which term "Seller" shall include any of Seller and any of its direct or indirect subsidiaries engaged in the Prepaid Phone Card Business (as hereinafter defined), unless the context otherwise requires).

                  WHEREAS, Seller, directly and through its direct and indirect subsidiaries, is engaged in, among other things, the business of providing prepaid long distance phone card services (including, without limitation, long distance and enhanced services on a prepaid basis) to retailers and other non-wholesale customers (the "Prepaid Phone Card Business"); and

                  WHEREAS, Buyer desires to purchase on a going-concern basis the Prepaid Phone Card Business of Seller and the assets that are dedicated primarily thereto (but not Seller's non-prepaid calling card business, its wireless prepaid calling card business, any activities of LinkUSA Corporation, the business of wholesale or other transport of messages originated using the prepaid cards of other carriers, or certain retail and wholesale contracts which have been identified herein as excluded assets, all of which are excepted from the Prepaid Phone Card Business), and Seller desires to sell such dedicated assets and the Prepaid Phone Card Business to Buyer, all upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for and in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                          ARTICLE I. SALE AND PURCHASE

                  Section 1.1 SALE AND PURCHASE OF ASSETS. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), Seller will, or shall cause its subsidiaries to, sell, assign, convey, transfer and deliver to Buyer free and clear of all Liens (as hereinafter defined) other than Permitted Liens (as hereinafter defined), and Buyer will purchase and acquire from Seller, on a going-concern basis, all of the Prepaid Phone Card Business and goodwill of Seller related thereto and all of the assets, properties and rights of Seller or its subsidiaries of every kind and description, wherever located, real, personal or mixed, tangible or intangible, dedicated primarily to the Prepaid Phone Card Business, and whether now owned or hereafter acquired prior to the Closing Date (as hereinafter defined) (except as otherwise hereinafter expressly excluded), including without limitation, all right, title and interest of Seller or its subsidiaries in, to and under such dedicated assets (collectively, the "Assets"), to include:

                  (a) PERSONAL PROPERTY. All personal property and interests therein (including, without limitation, prepaid phone card inventory, marketing materials, and the equipment and media used primarily for processing applications licensed to Seller under the Omnihost System Agreement) owned by the Seller and dedicated primarily to the Prepaid Phone Card Business, other than personal property and interests therein relating to Excluded Assets (as hereinafter defined) (collectively, "Personal Property");

                  (b) CONTRACTS. All of Seller's right, title and interest in and to (i) each lease, license (other than licenses to Seller of rights to use names or marks, except for the license identified by name in this Section 1.1(b)), contract, agreement, purchase or sales order, employee secrecy or confidentiality agreement (in each case to the extent transferrable), undertaking, indenture and commitment, written or oral, to which Seller is a party and which relate primarily to the Prepaid Phone Card Business including all on-going agreements, licenses, commitments, work orders or other engagements and agreements and understandings by any person or entity with Seller with respect to non-competition or non-disclosure that relate to the Prepaid Phone Card Business or any of the Assets (including, without limitation, rights as a third party beneficiary or other arrangement satisfactory to parties hereto with respect to the non-competition provisions of the letter agreement dated November 16, 1996 between Seller and Robert S. Boorin to the extent such provisions relate to the Prepaid Phone Card Business) and (ii) the license to Seller of rights to use certain names and marks associated with the World Wrestling Federation, but excluding employment agreements, at will or otherwise, for employees who will become employees of Buyer as of the Closing Date, and Employee Plans and Indebtedness (each as hereinafter defined) (all of the foregoing to be assigned to Buyer pursuant hereto are hereinafter referred to collectively as the "Contracts" and individually as a "Contract");

                  (c) CUSTOMER CONTRACTS. All of Seller's right, title and interest in and to (i) each contract, agreement, sales order or other arrangement with customers of the Prepaid Phone Card Business either
         (A) set forth on SCHEDULE 1.1(c) hereto or (B) subject to Seller's compliance with the provisions of Section 6.11 hereof, that is entered into on or after the date hereof and for which the reasonably estimated gross revenues associated therewith are $50,000 or more and (ii) each other contract, agreement, sales order or other arrangement with customers of the Prepaid Phone Card Business, PROVIDED that if the gross margin percentage related to any contract, agreement, sales order or other customer arrangement described in clause (ii) is less than forty percent (40%) as calculated by Buyer in good faith using its actual cost of access, Buyer and SmarTalk may elect to treat such arrangement as an Excluded Asset (all of the foregoing to be assigned to Buyer pursuant hereto are hereinafter referred to collectively as the "Customer Contracts" and individually as a "Customer Contract");

                  (d) BOOKS AND RECORDS. Copies of relevant portions of all books of account, tax, financial and accounting records and other data of Seller relating to the Assets or the business or operations of the Prepaid Phone Card Business (other than Seller's own cost data), including, without limitation, customer databases to the extent transferrable, all customers' and suppliers' lists and all payroll, personnel and other records of employees who will become employees of Buyer as of the Closing Date, other than relevant portions

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

         of such books, records and other data relating solely to the Excluded Assets and the Excluded Liabilities (as hereinafter defined) (collectively, "Records");

                  (e) NAMES. All of Seller's goodwill relating to the Prepaid Phone Card Business and, except for Excluded Assets, all of Seller's rights to the use of the names and marks CallTime, Pronto! and Pin Pal and any and all formative, variants and derivatives thereof (collectively, the "Names");

                  (f) PENDING CONTRACTS. Any written quotation, bid or proposal made prior to the date hereof by Seller in connection with the Prepaid Phone Card Business that if accepted would lead to a contract for the provision of services or products by the Prepaid Phone Card Business on or after the date hereof to the extent that Buyer has had notice on or prior to the date hereof of each such quotation, bid or proposal and does not require Seller to withdraw it prior to acceptance (collectively, "Pending Contracts"), subject in each case to Seller's compliance with the provisions of Section 6.11 hereof;

                  (g) PERMITS. All governmental or regulatory licenses, permits, clearances, franchises, approvals, authorizations, certificates and pending applications thereunder currently held by Seller and required to conduct the Prepaid Phone Card Business that are transferable to Buyer and which Buyer is not required to file, obtain or establish itself (collectively, "Permits");

                  (h) INTELLECTUAL PROPERTY. All right, title and interest of Seller in and to (i) all mailing lists, client lists, customer and prospect lists, dealer, supplier and distributor lists and account files, order and order log books, commission records, price lists, manuals or business procedures or information, trade secrets, technology, inventions, technical information, research records, market surveys, promotional literature, sales brochures, designs, improvements, formulae, plans and other proprietary or confidential information owned by Seller and relating primarily to the Prepaid Phone Card Business (including, without limitation, financial information (other than Seller's own cost data) and pricing arrangements with clients or suppliers of the Prepaid Phone Card Business), (ii) (A) all U.S. and foreign registrations of trademarks, and of other marks, all registrations of trade names, business names, logos, labels or other trade rights, all registered user entries, all pending applications for any such registrations or entries, all copyrights registrations and pending applications therefor, all other copyrights, assumed names, service marks, trademarks and other marks, trade dress, trade names and other trade rights and licenses therefor, all Contracts relating to the foregoing, all to the extent that the foregoing items are owned in whole or in part or used by the Seller and that relate primarily to the Prepaid Phone Card Business, but only to the extent that any item that is so used but not owned is transferable to Buyer; and (B) all computer software (including, without limitation, all computer programs, source or object codes, user interfaces, customer service screens, manuals, data bases, data files and documentation), other than software that is an Excluded Asset or that constitutes mass market software generally used in Seller's business, owned in whole or in part, licensed or used by Seller and that relate primarily to the Prepaid Phone Card Business (including, without limitation, the software licensed under the Omnihost System Agreement, dated as of June 11, 1997, by and between Verifone, Inc. and Frontier Communications International, Inc. (the "Omnihost

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         System Agreement")), (collectively, including clauses (A) and (B),
         "Intellectual Property");

                  (i) WARRANTIES. All rights of Seller under express or implied warranties, to the extent such warranties are transferable, from the suppliers of Seller with respect to the Assets (collectively, "Warranties");

                  (j) 800 NUMBERS AND PINS. All right, title and interest of Seller in all 800 and 888 numbers dedicated primarily to the Prepaid Phone Card Business (including, without limitation, customer service 800 and 888 numbers) and all active PINs associated with the Prepaid Phone Card Business (other than 800 and 888 numbers and PINs associated with Excluded Assets) (collectively, "800 Numbers and PINs"), including, without limitation the 800 and 888 numbers, and the PINs associated therewith, listed on SCHEDULE 1.1(j) attached hereto, which shall be individually assigned to Buyer as the responsible organization by Seller as soon as practicable following the Closing; PROVIDED, HOWEVER, that on and after the Closing Date, pending such assignment, Seller shall act as agent for Buyer with respect to processing of services using 800 Numbers and PINs;

                  (k) RESEARCH AND DEVELOPMENT. All of Seller's right, title and interest to research and development dedicated primarily to the Prepaid Phone Card Business;

                  (l) MISCELLANEOUS ACCOUNTS. Prepaid phone card accounts receivable as of the Closing Date, prepayments under any agreements Buyer assumes to the extent such prepayments apply to service that has not been provided by Seller prior to the Closing Date, and all breakage that exists as of the Closing Date in the Prepaid Phone Card Business, in each case as determined in the manner set forth in Section 2.2 hereof;

                  (m) OTHER. All other personal property, rights and assets (whether owned, leased or licensed) of the Seller not listed above and which are primarily dedicated to the Prepaid Phone Card Business.

                  Section 1.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 1.1 hereof to the contrary, Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by Seller (hereinafter referred to collectively as the "Excluded Assets"):

                  (a) cash and cash equivalents, including cash working capital and funds from customers held in lockboxes as of the Closing Date;

                  (b) any tax refunds, insurance refunds from prepaid insurance, insurance deposits or recoveries from claims with respect to periods (or portions thereof) ending prior to the Closing Date;

                  (c) any rights to the use of the names and marks "Frontier" or "Rochester Telephone" (including, without limitation, any names or marks including the words "Frontier" or "Rochester Telephone") or any and all other formative, variants and derivatives thereof; PROVIDED that Buyer shall have the right to use such names and marks

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

         (but only to the extent that, on the Closing Date, they appear on inventory, other Personal Property or other Assets) for a reasonable period of time, not to exceed one (1) year following the Closing Date, during which Buyer will discontinue the use of such names and marks;

                  (d)  those agreements identified in SCHEDULE 1.2(d);

                  (e) any and all Contracts or Customer Contracts that have expired by their terms or have otherwise been terminated prior to the date hereof;

                  (f) all processing platforms owned or leased by Seller or any third party, and all related software or agreements related to such software;

                  (g) all prepaid calling card accounts receivable associated with other Excluded Assets;

                  (h) all prepaid calling card vending machines owned or leased by Seller;

                  (i) trade show exhibition equipment whether or not such equipment has been used in connection with the Prepaid Phone Card Business;

                  (j) any and all licenses to Seller of rights to use names or marks (other than the license identified by name in Section 1.1(b) hereof;

                  (k) any consideration received by Seller pursuant to this Agreement, or the rights of Seller under this Agreement; and

                  (l) all books, records and other data, or relevant portions thereof, that relate solely to the other Excluded Assets or Excluded Liabilities.

                  Section 1.3 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge the following (and only the following) liabilities and obligations of the Seller to the extent (and only to the extent) that they relate to the Prepaid Phone Card Business (the "Assumed Liabilities"):

                  (a) all liabilities and obligations of Seller to provide telecommunications services to complete calls placed on or after the Closing Date using the prepaid phone cards (other than Excluded Assets) issued by Seller under a Contract or Customer Contract included in the Assets on or prior to the Closing Date in the format provided on the cards including, without limitation, the marketing and development funds commitments set forth on SCHEDULE 1.3(a) hereto; and

                  (b) to the extent assignable, all liabilities and obligations of Seller under each Contract and Customer Contract that is assumed by Buyer to the extent such liabilities and obligations are required to be paid or performed on or after the Closing Date.


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The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights of any Person under any contracts or arrangements with Seller. Nothing contained herein shall prevent Buyer from contesting any of the Assumed Liabilities with any third party obligee, nor limit Seller from taking action with respect to any third party obligee if such action is not directly in conflict with the interests of Buyer.

                  Section 1.4 EXCLUDED LIABILITIES. Except as expressly provided in Section 1.3 above, Buyer is not assuming any liabilities or obligations of the Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability of Seller to the extent related to the Excluded Assets, any liability under any federal, state, local or foreign environmental laws, whether disclosed or undisclosed, known or unknown, to the extent arising from any event, circumstance or condition occurring or existing at any time on or prior to the Closing Date (the "Excluded Liabilities"). Without limiting the foregoing, Buyer is not assuming any liabilities or obligations to offer employment to any Personnel (as hereinafter defined) of the Prepaid Phone Card Business, unless Buyer in its sole discretion determines to do so prior to the Closing Date, nor is Buyer assuming any liabilities or obligations of Seller, its affiliates, or any predecessor employers with respect to wages, salary, vacation, profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance or other employee or fringe benefit plans or programs or payroll practices, including without limitation, the Employee Plans, of Personnel of the Prepaid Phone Card Business.


                     ARTICLE II. PURCHASE PRICE; ADJUSTMENT

                  Section 2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Assets being purchased by Buyer hereunder is Thirty-Five Million Dollars ($35,000,000), in immediately available funds (cash, federal funds check or wire transfer to such bank account or accounts as Seller shall have theretofore designated in writing to Buyer at least two (2) business days prior to the Closing Date). The Purchase Price shall be subject to decrease pursuant to Section 2.2 hereof and subject to increase pursuant to Section 2.3 hereof.

                  Section 2.2 ADJUSTMENT OF PURCHASE PRICE. (a) Within forty-five (45) calendar days after the Closing Date, Seller shall deliver to Buyer a statement of the Closing Working Capital (as hereinafter defined), prepared as described herein (the "Closing Working Capital Statement"). The Closing Working Capital shall be calculated as provided in this Section 2.2. Buyer and SmarTalk may review and examine the procedures, books, records and work papers used in the preparation of the Closing Working Capital Statement.

                  (b) For purposes of this Section 2.2, "Closing Working Capital" shall be equal to the sum of (x) the sum of (X) eighty-five percent (85%) of the accounts receivable (before any other allowance or reduction for doubtful accounts) from customers included in the Assets as of the Closing Date and (Y) to the extent received on the Closing Date, one hundred percent (100%) of any cash receipts from such customers, less (y) the sum of (i) One Million Five Hundred Thousand Dollars ($1,500,000) and (ii) fifty percent (50%) of the greater of (A) the gross sales associated with shipments of prepaid phone cards by the Prepaid Phone Card Business during the thirty (30) calendar days preceding the Closing Date (to the extent such phone cards are included

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

in the Assumed Liabilities) and (B) "deferred revenue" as set forth in Seller's financial records as of the Closing Date with respect to the Customer Contracts, which records have been prepared in the ordinary course of business consistent with past practice.

                  (c) Unless Buyer, within sixty (60) calendar days after receipt of the Closing Working Capital Statement notifies Seller that it objects to the computation of the Closing Working Capital, specifying the basis for such objection and its alternative computation of the Closing Working Capital, the Closing Working Capital as set forth in the Closing Working Capital Statement shall be binding upon the parties. If Buyer and Seller are unable to agree upon the Closing Working Capital within sixty (60) calendar days after any such notification has been given by Buyer or within a mutually agreed to extended time period, the controversy shall be referred to a nationally recognized accounting firm (which will be mutually determined prior to the Closing Date by the parties hereto) (the "Third Party Accountants") for a final determination thereof to be made within thirty (30) calendar days after such referral. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of the Third Party Accountants.

                  (d) If the Closing Working Capital, as determined pursuant to this Section 2.2, is less than One Million Five Hundred Thousand Dollars ($1,500,000) (the "Minimum Working Capital"), the Purchase Price shall be reduced by an amount equal to the sum of (A) the Minimum Working Capital less
(B) the Closing Working Capital; PROVIDED, HOWEVER, that the amount of such reduction shall not exceed One Million Dollars ($1,000,000). If the Closing Working Capital, as determined pursuant to this Section 2.2, is equal to or greater than the Minimum Working Capital, there shall be no adjustment to the Purchase Price under this Section 2.2.

                  (e) Any Purchase Price reduction required under this Section
2.2 shall be delivered in accordance with the instructions of Buyer, without interest, within five (5) business days following the earlier of (x) the date of Buyer's express acceptance of the Closing Working Capital Statement, (y) the date that the Closing Working Capital Statement becomes binding on the parties pursuant to the first sentence of Section 2.2(c) hereof and (z) if Buyer shall have objected to the Closing Working Capital Statement, the date that there is final determination of the disputed items pursuant to Section 2.2(c) hereof.

                  Section 2.3 ADDITIONAL PURCHASE PRICE. (a) If at the Closing, Seller delivers to SmarTalk or its designee appropriate assignments by Seller of Customer Contracts (and, to the extent reasonably requested by Buyer in good faith, acknowledgements by Customers of such assignments pursuant to the terms of the applicable Customer Contract), and/or consents, waivers or approvals with respect to the assignment of Customer Contracts (in each case the form and substance of such assignments, acknowledgements, consents, waivers or approvals to be reasonably satisfactory to SmarTalk and/or Buyer) such that at the Closing Seller assigns to Buyer Customer Contracts entered into by or on behalf of such number of the customers of the Prepaid Phone Card Business listed on SCHEDULE
2.3 hereto (the "Key Customers") which number represents Key Customers that contributed at least eighty-five percent (85%) of the gross revenue earned by the Prepaid Phone Card Business from all of such Key Customers during the period from and including January 1, 1997 through and including August 31, 1997 (calculated based upon the percentages of the gross revenue for such period set forth for each Key Customer on such SCHEDULE 2.3), then, as an addition to the Purchase Price, SmarTalk shall deliver to Seller at the Closing a certificate or certificate representing that number of shares of Common Stock, no par value, of SmarTalk ("SmarTalk Stock") for which the aggregate Market Value (as hereinafter defined) thereof is not less than One Million Five Hundred Thousand Dollars ($1,500,000), registered in such name or names and in such denominations as Seller shall have theretofore designated in writing to Buyer at least two (2) business days prior to the Closing Date.

                  (b) For purposes of this Section 2.3, the "Market Value" per share of SmarTalk Stock shall be deemed to be the average of the daily closing prices of SmarTalk Stock for the thirty (30) consecutive trading days ending on the third business day prior to the Closing Date (or if such business day is not also a trading day, ending on the last trading day prior to such business day). The closing price for each day shall be the closing price, if reported, on the NASDAQ Stock Market, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ). In the event that (but only if) such closing prices are unavailable, the Market Value of SmarTalk Stock shall be determined in good faith by mutual agreement of the parties hereto.

                  Section 2.4 ALLOCATION OF PURCHASE PRICE. Buyer and Seller shall jointly agree upon the allocation of the Purchase Price, as it may be adjusted pursuant to Section 2.2 and/or 2.3 hereof (and all other capitalizable costs), among the various categories of Assets and the agreement contained in
Section 6.1 hereof in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder and all applicable provisions of state, local or foreign law (such allocations, the "Section 1060 Allocations"). If Buyer and Seller are unable to agree with respect to the Section 1060 Allocations within sixty (60) calendar days after the Closing Date, the controversy shall be referred to the Third Party Accountants for a final determination thereof to be made within thirty (30) calendar days after such referral. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of the Third Party Accountants. Each of the parties hereto agrees (i) to prepare (jointly or independently, as appropriate) and file all Tax Returns (as such term is hereinafter defined), including Form 8594, in a manner consistent with the Section 1060 Allocations, as finally determined pursuant to this Section 2.4, (ii) to report this transaction for federal, state, local and foreign income tax purposes in accordance with the Section 1060 Allocations, as finally determined pursuant to this Section 2.4, and (iii) to use its best efforts to sustain the Section 1060 Allocations, as finally determined pursuant to this Section 2.4, in any subsequent tax audit, appeal or litigation.

                  Section 2.5 CLOSING PRORATION. (a) After Closing, any personal property taxes, utility, water or similar payments that involve the Prepaid Phone Card Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date shall be prorated and adjusted between each of Seller and Buyer as of the Closing Date on a per diem basis and Seller shall be responsible for and pay to Buyer the portion of such amounts allocable to the period prior to the Closing Date for which payment is due on or after the Closing Date at least two (2) business days prior to the date such amounts become due and payable. Buyer shall provide Seller with at least five (5) business days notice of any such due date and the amount becoming then due and payable.

                  (b) Notwithstanding the foregoing, Buyer shall file tax returns relating to, and shall pay, all sales, excise, use, telecommunications and gross receipts taxes with respect to (1) telecommunications services supplied in accordance with Section 1.3(a) and (2) contracts described in
Section 1.3(b) to the extent included in the Assets. The taxes referred to in the immediately preceding sentence include certain taxes referenced in clause
(2) of Section 4.7(d) hereof. Buyer will continue to file such tax returns and pay such taxes, in each case relating to the Prepaid Phone Card Business, on that same basis.


                            ARTICLE III. THE CLOSING

                  The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., New York City time, on the third business day after all of the conditions to each parties' obligations under Articles VII and VIII have been satisfied or waived, or at such date and place as shall be mutually agreed to by the parties (the "Closing Date").


              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer and SmarTalk as follows:

                  Section 4.1 SELLER'S ORGANIZATION, GOOD STANDING, CAPITALIZATION. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite power and authority to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law with respect to the Prepaid Phone Card Business, except where the failure to be so qualified would not reasonably be expected to result in a material adverse effect on the Assets, the Prepaid Phone Card Business, the Assumed Liabilities or the condition (financial or otherwise), the earnings or prospects of Seller, taken as a whole (a "Material Adverse Effect").

                  Section 4.2 AUTHORITY; EXECUTION; DELIVERY. Seller has full power and authority to enter into this Agreement and to sell the Assets and the Prepaid Phone Card Business in accordance with the terms hereof so as to vest in Buyer on the Closing Date good and marketable title to the Assets, free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively, "Liens"), except Permitted Liens. The execution, delivery and performance of this Agreement by Seller has been duly and effectively authorized by all necessary corporate or other organizational action. No other corporate or other organizational proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity (the "Enforceability Limitations").

                  Section 4.3 CONSENTS; NO VIOLATION, ETC. (a) Except as reflected in Schedule 4.3(a), no authorization, consent, approval, license, exemption by filing or registration with any court, arbitrator or governmental, administrative or self-regulatory authority, is or will be necessary in connection with the entry into, execution, delivery and performance of this Agreement except for such authorizations, consents, approvals, licenses, exemptions or registrations that would not reasonably be expected to result in a Material Adverse Effect (unless such authorizations, consents, approvals, licenses, exemptions or registrations would reasonably be expected to result in the inability of Seller to consummate the transactions contemplated herein).

                  (b) Neither the execution and delivery of this Agreement, the other agreements contemplated hereby, the consummation of the transactions contemplated herein or therein, nor compliance by Seller with any of the provisions hereof or thereof will (with or without the giving of notice or the passage of time) (i) violate, conflict with, result in a breach of, constitute a default under, or result in the creation of any Lien upon the Assets, under any of the terms, conditions or provisions of (A) the certificate of incorporation and bylaws of Seller, or (B) any note, bond, mortgage, indenture, deed of trust, or any license, agreement, or any other instrument or obligation to which Seller is a party, or by which Seller or any of Seller's assets or properties may be bound or affected, (ii) violate any judgment, order, writ, injunction, decree, statute, law, rule or regulation applicable to Seller or any of Seller's assets or properties or (iii) affect any Permit (as defined herein) that is required for the conduct of the Prepaid Phone Card Business or that is required of any employee or agent of Seller to enable him to carry out his duties on behalf of Seller pursuant to the terms of any such Permit, except in each case insofar as any such violation, conflict, breach, default, acceleration, termination, cancellation, creation of Lien, failure to obtain any consent, approval, permission or other authorization, qualification or filing, or impairment of any Permit would not reasonably be expected with respect to clauses (i)(B), (ii) and
(iii) to result in a Material Adverse Effect (unless such violation, conflict, breach, default, acceleration, termination, cancellation, creation of Lien, failure to obtain any consent, approval, permission or other authorization, qualification or filing, or impairment of any Permit would reasonably be expected to result in the inability of Seller to consummate the transactions contemplated herein).

                  Section 4.4 NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE PREPAID PHONE CARD BUSINESS. Seller has no legal obligation, absolute or contingent, to any other person or firm to sell the Assets or the Prepaid Phone Card Business.

                  Section 4.5 FINANCIAL RECORDS. (a) The summary of financial results of Seller's business unit that includes the Prepaid Phone Card Business for each month from January 1997 through August 1997, both inclusive, and previously provided to Buyer and SmarTalk is attached hereto as SCHEDULE 4.5 (the "Financial Summary"). The Financial Summary fairly presents the number of decremented units for each month, the net revenue, cost of goods sold and gross profit for each month, and the weighted average revenue per unit for each month for the periods set forth therein, in each case as defined in such SCHEDULE 4.5.

                  (b) The accounts receivable included in the Assets arose from bona fide transactions in the ordinary course of business and represent monies due for value received, and Seller has no actual knowledge of any credits and adjustments or other offsets (other than Seller's allowance for doubtful accounts) to such accounts receivable in excess of Seller's historical experience of 10% thereof.

                  (c) Seller's best estimate of account receivable (before any allowance or reduction for doubtful accounts) as of the date hereof is $6.9 million. Seller's best estimate of "deferred revenue" (as calculated consistent with past practice for Seller's financial records) as of the date hereof is $3 million.

                  (d) Buyer has been provided reasonable access to the financial records of the Prepaid Phone Card Business available as of the date hereof, and Seller has responded in good faith to questions posed by Buyer about the financial condition and performance of the Prepaid Phone Card Business.

                  Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on SCHEDULE 4.6 hereto and as contemplated by this Agreement, since August 31, 1997, there has not been any:

                  (a) change in the Prepaid Phone Card Business which has or is reasonably likely to result in a Material Adverse Effect;

                  (b) increase in the compensation payable or to become payable by Seller to any of its current or former officers, directors, employees, consultants or agents primarily dedicated to the Prepaid Phone Card Business (collectively, the "Personnel") who have been identified by Buyer as employees who will be offered employment with the Buyer (the "Transferred Personnel") other than in the ordinary course of business;

                  (c) mortgage, pledge or subjection to any Lien of any Asset except a Permitted Lien;

                  (d) sale, assignment or transfer of any material Asset or any significant conducting of the Prepaid Phone Card Business other than in the ordinary course;

                  (e) cancellation, termination or entering into of, or modification to, any material Contract other than with respect to any employment agreement or arrangement with Personnel who will not be offered employment with Buyer;

                  (f) affirmative action taken that makes unavailable to Buyer the services of the Transferred Personnel, or damages the goodwill of the Prepaid Phone Card Business.

                  (g) any material disputes or any material cancellations by any supplier, customer or contractor with respect to the Assets or the Prepaid Phone Card Business; or

                  (h) any agreement, arrangement or understanding by Seller to do any of the foregoing.

                  Section 4.7 TAXES. (a) For purposes of this Agreement, the term "Tax" means any net or gross income, gross receipts, sales, use, telecommunications, rental, value added, ad valorem, transfer, turnover, franchise, profits, license, withholding, payroll, employment, excise, capital, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add-on minimum tax, customs, duty or other tax, fee, assessment or charge of any kind whatsoever (including, without limitation, assessments with respect to the universal service fund), together with any interest and any penalty, fine, addition to tax or additional amount imposed by any governmental department, court or other authority, whether domestic or foreign.

                  (b) For purposes of this Agreement, the term "Tax Return" means any report, return, declaration, statement, form, extension or other document filed or required to be filed with any federal, state, local or other governmental department, court or other authority in respect of Taxes related to the Prepaid Phone Card Business.

                  (c) All Tax Returns required to be filed, as such filing date may have been extended, on or before the Closing Date by or on behalf of Seller since January 1, 1994 have been or will be timely filed on or before the Closing Date. All such Tax Returns were (or to the extent not yet filed will be) true, complete and correct in all material respects and filed on a timely basis, except as described in Section 4.7(d).

                  (d) Seller has, within the time and the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all material Taxes related to the Prepaid Phone Card Business required to be paid by it, except for (1) such Taxes that are being contested in good faith in appropriate proceedings and (2) certain non-income Taxes that Seller reasonably believes it is paying within the time and in the manner prescribed by law.

                  (e) Seller has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes related to the Prepaid Phone Card Business, including without limitation, the withholding and reporting requirements under Sections 3401 through 3406, and 6041 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so paid.

                  (f) All deficiencies in respect of Taxes related to the Prepaid Phone Card Business proposed as a result of any audit currently being conducted with respect to Seller have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings.

                  (g) Seller has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes related to the Prepaid Phone Card Business attributable to periods prior to the Closing Date and not yet due and payable in accordance with generally accepted accounting principles in all material respects.

                  (h) There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable or are being contested in good faith (for which Seller shall pay or otherwise satisfy that portion of such Taxes allocated to Seller pursuant to
Section 2.5 hereof or otherwise to be borne by Seller pursuant to this Agreement, in each case prior to the seizure of, or other levy on, any of the Assets that is subject to such liens), there are no liens for any Tax upon any Asset.

                  (i) Any information relating to Taxes that Seller has provided to Buyer is true, correct and complete in all material respects.

                  (j) Following the Closing, none of the Assets will be subject to any claim in a taxable period that begins on or after the Closing Date to share Taxes with respect to any taxable period (except for such claims that may be imposed as a result of ownership of the Assets by Buyer).

                  (k) None of the Assets includes any interest in any joint venture, partnership or other arrangement or contract that is or will be treated as a partnership for federal income Tax purposes without taking into account any actions, or failures reasonably to act, by Buyer or any of it affiliates.

                  (l) None of the Assets constitutes stock or an equity interest in a corporation or an entity treated as a corporation for federal income Tax purposes.

                  Section 4.8 COPIES OF DOCUMENTS. Seller has provided Buyer with true and complete copies of (or, in the case of any oral agreements or arrangements, true and complete written summaries thereof):

                  (a) all material Contracts and Customer Contracts as of the date hereof, which are listed on SCHEDULE 1.1(c) hereto;

                  (b) all orders of registration included in the Intellectual Properties as of the date hereof;

                  (c) all material Permits as of the date hereof, and a copy of the applicable pages of FCC Tariff No. 4 in effect as of December 3, 1996; and

                  (d) copies of all written results of any examinations of the Prepaid Phone Card Business by any governmental agency, whether federal, state or local, in the past five years other than results that would not reasonably be expected to result in a Material Adverse Effect.

                  Section 4.9 ASSETS. (a) Seller has good and marketable title to all the Assets, free and clear of Liens, except for (i) the lien of current real and personal property taxes which are not yet due and payable or are being contested in good faith (for which Seller shall pay or otherwise satisfy that portion of such taxes allocated to Seller pursuant to Section 2.5 hereof, in each case prior to the seizure of, or other levy on, any of the Assets that is subject to such liens), (ii) such covenants, restrictions, encroachments, easements and Liens, if any, as do not materially detract from the value, or interfere with the present occupancy or use, of the Assets or otherwise materially impair the operations of the Prepaid Phone Card Business, (iii) the items set forth on SCHEDULE 4.9(a) hereto, and (iv) other statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith, none of which individually or in the aggregate materially detracts from the value of or materially impairs the use of any material Assets or would reasonably be expected to result in the inability of Seller to consummate the transactions contemplated herein (for which, in the case of items (ii), (iii) and (iv), Seller shall pay or otherwise satisfy the underlying obligations) (items (i), (ii), (ii) and (iv) collectively, the "Permitted Liens").

                  (b) Except as set forth on SCHEDULE 4.9(b) hereto and except for such matters that would not reasonably expected to result in a Material Adverse Effect, the tangible properties and equipment owned, operated or leased by Seller in connection with the Prepaid Phone Card Business are in good operating condition and repair (ordinary wear and tear, excepted), and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, occupational safety and health laws and regulations) presently in effect or presently scheduled to take effect.

                  Section 4.10 INTELLECTUAL PROPERTY. (a) Except as set forth on
SCHEDULE 4.10(a), Seller is the sole and exclusive owner of the Intellectual Property, and the Seller is listed in the records of the appropriate U.S. and foreign governmental agency as the sole and exclusive owner of record for each registration, grant and application listed in SCHEDULE 4.10(b) which is so registered, granted or for which an application has been filed. Seller owns or otherwise has the right to use any and all Intellectual Property that is used in or is necessary for the conduct of its Prepaid Phone Card Business free and clear of any Lien, royalty or other payment obligations other than Permitted Liens.

                  (b) The names and marks identified in Section 1.1(e) hereof are the only names and marks owned by Seller and used in the conduct of the Prepaid Phone Card Business (other than names and marks that constitute Excluded Assets).

                  (c) Seller has received no notice of any conflict with or violation or infringement of any of the Intellectual Property, nor are related proceedings or claims pending, nor have any such proceedings or claims been instituted or asserted in writing against the Seller, nor are any such proceedings threatened, alleging any violation, nor, to Seller's knowledge, is there any valid basis for any such proceeding or claim, of any rights or asserted rights of any other Person with respect to any Intellectual Property of such other Person, in each case other than such matters that would not reasonably be expected to result in a Material Adverse Effect.

                  (d) The Seller has taken reasonable actions to preserve and maintain its Intellectual Property relating to the Prepaid Phone Card Business.

                  Section 4.11 EMPLOYMENT MATTERS. Except as set forth on
SCHEDULE 4.11 hereto, with respect to the Transferred Personnel primarily dedicated to the Prepaid Phone Card Business, (i) there are no material pending claims against Seller other than for compensation and benefits due in the ordinary course of employment; (ii) there are no material pending claims against Seller arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards; (iii) there are no material pending or threatened labor disputes, strikes or work stoppages against Seller; and (iv) there are no material union organizing activities in process or contemplated with respect to the Prepaid Phone Card Business.

                  Section 4.12 LITIGATION. Except as disclosed on SCHEDULE 4.12 hereto, and except for such litigations, proceedings, actions or investigations that would not reasonably be expected to result in a Material Adverse Effect (other than such litigations, proceedings, actions or investigations that would reasonably be expected to result in the inability of Seller to consummate the transactions contemplated herein), there is no litigation, proceeding, arbitral action or government investigation pending or, to Seller's knowledge, threatened against, relating to or affecting (i) the Prepaid Phone Card Business or the Assets, (ii) Personnel in capacities related primarily to the Prepaid Phone Card Business, or (iii) the transactions contemplated by this Agreement. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Prepaid Phone Card Business or the Assets which would reasonably be expected to result in a Material Adverse Effect or the inability of Seller to consummate the transactions contemplated herein.

                  Section 4.13 COMPLIANCE WITH LAWS. (a) Seller has and all Personnel have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing to which they are subject with respect to regulatory matters (other than tariff issues with respect to wholesalers for Seller believes it adheres to appropriate practices used by the industry), except with respect to matters which would not reasonably be expected to result in a Material Adverse Effect.

                  (b) Seller has not made, and no Personnel or representative of Seller or any person acting on behalf of Seller has made, directly or indirectly with respect to the Prepaid Phone Card Business, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

                  Section 4.14 VALIDITY OF CONTRACTS. Except as disclosed on
SCHEDULE 4.14, each Contract or Customer Contract is valid and enforceable in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Limitations, and Seller is not in default under any material provision of any such contract, in each case except for such matters that would not reasonably be expected to result in a Material Adverse Effect. Upon Buyer's assumption of obligor's liability thereunder, each such contract as is assigned at the Closing will be valid and binding or otherwise enforceable by Buyer in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Limitations, and except for such matters that would not reasonably be expected to result in a Material Adverse Effect. Any party to any Contract or Customer Contract, is not, and will not be, with due notice or lapse of time or both, in default under any provision of any such agreement, contract or commitment except for such defaults that would not reasonably be expected to result in a Material Adverse Effect (other than such defaults that would reasonably be expected to result in the inability of Seller to consummate the transactions contemplated herein).

                  Section 4.15 SUPPLIERS, DISTRIBUTORS AND CUSTOMERS. Except as set forth on SCHEDULE 4.15, no supplier, distributor and/or broker, customer or other person having a business relationship with the Prepaid Phone Card Business has cancelled or otherwise terminated or, to Seller's knowledge, threatened to cancel or otherwise terminate, its relationship with the Prepaid

Phone Card Business or has during the past twelve (12) month period decreased materially (in amount or dollar volume) or, to Seller's knowledge, threatened to decrease materially, its services, supplies or materials to Seller or its usage of the products or services now being produced or provided by or to Seller with respect to the Prepaid Phone Card Business, such that such decrease would reasonably be expected to result in a Material Adverse Effect. Seller has no knowledge that any such supplier, distributor and/or broker, customer or other person intends to decrease its services, supplies or materials to Seller or its usage of the products or services now being produced or provided by or to Seller with respect to the Prepaid Phone Card Business, such that such decrease would reasonably be expected to result in a Material Adverse Effect.

                  Section 4.16 800 NUMBERS AND PINS. (a) The 800 Numbers and PINs as of the date hereof and that are to be transferred to Buyer are listed on
SCHEDULE 1.1(j), with, to the extent identifiable, their termination dates. Seller has the exclusive right to use each such 800 Number and PIN.

                  (b) Upon transfer of the 800 Numbers and PINs in connection with the Closing, Buyer shall have the right to transfer to third parties any and all of the interests therein so transferred to Buyer.

                  Section 4.17 NO BROKERS. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby or any other transaction.

                  Section 4.18 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed on SCHEDULE 4.18, no affiliate, shareholder, officer, director, employee or agent of Seller, or member of his or her immediate family is presently a party to any material transaction with Seller relating to the Assets or the Prepaid Phone Card Business, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by or to, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees) any such person or entity in which any such person has a substantial interest as a shareholder, officer, director, trustee, member, partner, investor or similar status.

                  Section 4.19 WARRANTIES. Except as set forth on SCHEDULE 4.19 and except for such warranties that would not reasonably be expected to result in a Material Adverse Effect, Seller has not made any express warranties with respect to services provided by the Prepaid Phone Card Business and no other warranties have been made by Personnel.

                  Section 4.20 ABSENCE OF UNDISCLOSED LIABILITIES AND OBLIGATIONS. (a) Except as set forth on SCHEDULE 4.20 hereto, there are no liabilities or obligations of the Prepaid Phone Card Business or with respect to the Assets of any nature (whether accrued, absolute, contingent or otherwise) for which Buyer or SmarTalk could be liable or obligated.

                  (b) Except as set forth on SCHEDULE 4.20 hereto, there are no liabilities or obligations of the Prepaid Phone Card Business or with respect to the Assets for Taxes, or any condition or event that would reasonably be expected to result in material Taxes, for which Buyer or SmarTalk could be liable or obligated.


                    ARTICLE V. REPRESENTATIONS AND WARRANTIES
                              OF BUYER AND SMARTALK

                  Buyer and SmarTalk hereby jointly and severally represent and warrant to Seller as follows:

                  Section 5.1 BUYER'S ORGANIZATION AND GOOD STANDING. SmarTalk and Buyer are corporations duly organized, validly existing and in good standing under the laws of the States of California and New York, respectively, and each has all requisite corporate power to carry on its business as it is now being conducted. Buyer is duly qualified and in good standing in each jurisdiction in which qualification is necessary under applicable law to continue the Prepaid Phone Card Business after the Closing Date, except where the failure to be so qualified would not be expected to result in a material adverse effect on the ability of Buyer or SmarTalk to meet its obligations after the Closing.

                  Section 5.2 AUTHORITY; EXECUTION AND DELIVERY. Each of SmarTalk and Buyer has full corporate power and authority to enter into this Agreement and to purchase the Assets, in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Buyer and SmarTalk, have been duly and effectively authorized by the Board of Directors of Buyer and SmarTalk. No other corporate proceedings on the part of Buyer and SmarTalk are necessary to authorize this Agreement and the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by Buyer and SmarTalk and constitutes the legal, valid and binding obligation of Buyer or SmarTalk, as the case may be, enforceable against it, in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Limitations.

                  Section 5.3 NO BROKERS. Neither Buyer or SmarTalk has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby or any other transaction.

                  Section 5.4 CONSENTS, NO VIOLATIONS, ETC. Except as set forth on SCHEDULE 5.4, neither the execution and delivery of this Agreement, the consummation by Buyer or SmarTalk of the transactions contemplated herein nor compliance by Buyer or SmarTalk with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate, conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of (a) the certificate of incorporation or by-laws or similar organizational documents of Buyer or SmarTalk, or (B) any note, bond, mortgage, indenture, deed of trust, or any lease agreement, or other instrument or obligations to which Buyer or SmarTalk is a party, or by which Buyer or SmarTalk or any of their respective assets or properties may be bound or affected;(ii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or SmarTalk or any of their respective assets or properties or (iii) require the authorization, consent, approval, license, exemption by filing or registration with any court, arbitrator or governmental, administrative, or self-regulatory authority, except in such case insofar as any such violation, conflict, breach, default, acceleration, termination or failure to obtain any authorization, consent, approval, license, exemption or registration would not be reasonably expected with respect to clauses (i)(B), (ii) and (iii) to result in a material adverse effect on the assets, business, condition (financial or otherwise), earnings or prospects of SmarTalk and Buyer, taken as a whole (unless such violation, conflict, breach, default, acceleration, termination, cancellation, creation of Lien, failure to obtain any consent, approval, permission or other authorization, qualification or filing, or impairment of any Permit would reasonably be expected to result in the inability of Buyer or SmarTalk to consummate the transactions contemplated herein).


                  ARTICLE VI. CERTAIN COVENANTS AND AGREEMENTS

                  Section 6.1 NON-COMPETITION; NON-SOLICITATION. (a) In consideration of the benefits of Seller hereunder and in order to induce Buyer and SmarTalk to enter into this Agreement, Seller will not, for a period of two
(2) years from the Closing Date (the "Non- Competition Period"), except as set forth in Section 6.1(b) hereof, directly or indirectly engage in or hold an interest in any business (whether by ownership of debt or equity or otherwise managing, operating, controlling, directing or participating in such business) providing prepaid long distance phone card products or services to retailers and other non-wholesale customers of the kind whose arrangements with Seller would if existing as of the date hereof constitute Customer Contracts or Pending Contracts hereunder in competition with Buyer and SmarTalk anywhere in the world (collectively, the "Proscribed Business"); provided, however, that nothing in this Section 6.1(a) shall:

                           (A) prohibit any company or other entity (including,
                  without limitation, any joint venture) that has been acquired, in whole or in part, by, or otherwise engaged in a business combination with, Seller or any of its affiliates from engaging in or holding an interest in a Proscribed Business if
                  (i) the gross sales generated by such Proscribed Business in the latest financial statements of such company or other entity at the time of such acquisition constitutes no more than fifteen percent (15%) of such acquired company's or other entity's gross sales for such year; PROVIDED that the gross sales generated by such Proscribed Business does not constitute more than fifteen percent (15%) of such acquired company's or other entity's gross sales for each fiscal year (or, in the case of a fiscal year ending after the Non-Competition Period, each fiscal quarter) ending during the balance of the Non-Competition Period and (ii) such company or other entity does not engage in business with any of the Key Customers in competition with Buyer and SmarTalk;

                           (B) prohibit Seller or any of its affiliates from
                  acquiring shares of capital stock, partnership or other equity interests in any company or other entity (including, without limitation, any joint venture) that is engaged in a Proscribed Business, provided that such acquired interest does not represent more than five percent (5%) of the total equity of such entity;

                           (C) prohibit Seller or any of its affiliates from
                  engaging in any joint marketing, promotion or merchandising programs of Seller's integrated telecommunications package (including, without limitation, the provision of products or services under the name and marks "Frontier" or "Rochester Telephone") with respect to any Proscribed Business for which the prepaid phone card products or services are not produced or provided by Seller or its affiliates or are requested on an unsolicited basis by then existing customers of Seller and its affiliates to whom Seller or its affiliates are providing at least one another service in Seller's core telecommunications package, PROVIDED that with respect to any new customers, Seller shall use its reasonable best efforts to grant Buyer or SmarTalk a right of first refusal (as described below in this Section 6.1(a)) to provide platform services in connection with such products and services at comparable levels of service and service quality and comparable prices to those available from other reputable producers or providers of prepaid phone card products or services (other than Seller and its affiliates);

                           (D) prohibit Seller or any of its affiliates from
                  conducting any activities related to the Excluded Assets;

                           (E) prohibit Seller or any of its affiliates from
                  engaging in a business combination with any company or other entity engaged in or holding an interest in a Proscribed Business if, following the consummation of such business combination, the common shareholders of Seller immediately prior to such business combination represent less than a majority of the common equity interest of the combined company or other entity; and

                           (F) prohibit Seller or any of its affiliates from
                  engaging in or holding an interest in any business (whether by ownership of debt of equity or otherwise managing, operating, controlling, directing or participating in such business) providing phone card products or services other than prepaid long distance products and services to retailers and other non-wholesale customers of the kind whose arrangements with Seller would if existing as of the date hereof constitute Customer Contracts or Pending Contracts hereunder in competition with Buyer and SmarTalk (including, without limitation, the wholesale prepaid calling card business, the non-prepaid calling card business, the wireless prepaid calling card business, any activities of LinkUSA Corporation and the wholesale or other transport of messages originated using the prepaid cards of other carriers).

Notwithstanding anything to the contrary contained in clauses (A), (C), (D) or
(F) above, during the Non-Competition Period Seller shall not provide prepaid long distance phone card products or services through retail establishments anywhere in the world. Seller acknowledges and agrees that the geographic scope of the non-competition provisions of this Section 6.1(a) shall not be limited and that such geographic scope is reasonable.

                  In connection with any right of first refusal granted to Buyer or SmarTalk described to clause (C) above, Seller shall provide Buyer with a written summary of a bona fide offer requesting platform services and Seller shall use its reasonable best efforts to grant Buyer and SmarTalk fifteen (15) calendar days to accept such offer or reject the same in writing. A failure by Buyer and SmarTalk timely to respond to such offer shall be deemed a rejection of the offer.

                  (b) Seller shall be deemed not to have breached the covenants in Section 6.1(a) by the act of acquiring any business during the Non-Competition Period if, upon such acquisition by Seller or any of its affiliates, Seller or such affiliate (i) uses its best efforts to divest or dispose as promptly as practicable on commercially reasonable terms that portion of the acquired business giving rise to such alleged breach under Section 6.1(a) or (ii) to the extent that Seller or any of its affiliates acquires a business engaged in business with any of the Key Customers in competition with Buyer or which provides prepaid long distance phone card products or services through retail establishments in competition with Buyer, the activities of Seller or such affiliate in respect of such Key Customer or such products or services are related solely to the satisfaction or fulfillment of the liabilities and obligations of such business to such Key Customer or in respect of such retail establishments as of the date of such acquisition; and neither Buyer nor SmarTalk will commence, or if commenced they will immediately discontinue, any efforts to enforce such covenants with respect to such acquisition by suit, petition for injunction or otherwise so long as such divestiture or disposal is being pursed in good faith by Seller or it affiliates.

                  (c) Seller shall use its reasonable best efforts to refer to Buyer any and all sales leads received by Seller during the Non-Competition Period with respect to prepaid phone card products or services prohibited to Seller pursuant to Section 6.1(a) hereof.

                  (d) Seller covenants and agrees that Seller, for a period of the greater of (A) three (3) years from the Closing Date or (B) the period during which Seller continues to provide a significant level of telecommunications carrier services to Buyer and SmarTalk, taken as a whole, Seller will not, directly or through employees, agents, or others; offer, promise, provide or guarantee employment, or solicit or otherwise seek to influence any person to leave Buyer or SmarTalk, or who has been in such an employment or independent contractor relationship within the twelve (12) months prior to such contact(s), or solicit from, convert, attempt to convert, divert business from, or attempt to divert business from any of the customers of Buyer or SmarTalk in the retail Prepaid Calling Card Business, whether or not such activity is successful.

                  Section 6.2 NON-DISCLOSURE. Seller will not at any time from and after the date of this Agreement divulge, furnish or make accessible to anyone any knowledge or information with respect to Intellectual Properties, or other confidential or secret aspects of the Prepaid Phone Card Business or any financial or other information about the Prepaid Phone Card Business, SmarTalk or Buyer. Any information, which at or prior to the time of disclosure was generally available to the public through no breach of this covenant, shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto. Notwithstanding the foregoing, this provision shall not apply if Seller, on the advice of counsel, is legally required to disclose (including by oral questions, interrogatories, requests for information or documents subpoena or similar process) such information, or if required to disclose such information by the Securities and Exchange Commission or a stock exchange.

                  Section 6.3 FURTHER ASSURANCES. From and after the Closing Date, from time to time, at Buyer's request and without further consideration, Seller will execute and deliver or cause to be executed and delivered such other instruments and take such other actions as Buyer or its counsel may reasonably request to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession and operating control of all or any part of the Assets or the Prepaid Phone Card Business, including, without limitation, if Buyer so requests, (i) the services of Anthony Ryanczak for all of his working time for a period of up to six (6) months following the Closing Date and (ii) reasonable access to Transferred Personnel, if any, who remain employees of Seller, in each case to assist Buyer in connection with the conveyance of the Assets and the operations of the Prepaid Phone Card Business.

                  Section 6.4 ACCESS TO FACILITIES; DUE DILIGENCE. Between the date hereof and the Closing Date, (i) authorized representatives of Buyer and SmarTalk shall have reasonable access to all properties, books, Records, Contracts and other documents of Seller relating to the Prepaid Phone Card Business following reasonable notice to Seller, and at reasonable times, and accompanied by approved Seller personnel, (ii) Seller will furnish to Buyer all information with respect to the Prepaid Phone Card Business that Buyer may reasonably request, and (iii) Buyer and SmarTalk shall have the right to discuss the Prepaid Phone Card Business of Seller with the employees, suppliers and customers of Seller, if in each case accompanied by approved Seller personnel.

                  Section 6.5 CONDUCT OF THE PREPAID PHONE CARD BUSINESS. Taking into account the transactions contemplated by this Agreement, Seller will, from and after the date hereof up to and including the Closing Date, use its reasonable best efforts to cause the Prepaid Phone Card Business to: (a) be conducted only in the ordinary course of business and consistent with past practice (including, without limitation, the collection practices with respect to accounts receivable); (b) take such action as may reasonably be necessary to preserve the assets and properties, wherever located, which are material to the Prepaid Phone Card Business; (c) promptly advise Buyer in writing of any material adverse change in the condition (financial or otherwise) of the assets, liabilities, earnings, or business of the Prepaid Phone Card Business; (d) maintain the Assets in substantially the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by insured or self-insured casualty excepted; (e) maintain in full force and effect all Licenses and perform in all material respects all obligations under any Contracts; (f) not permit (to the extent within the control of the Seller) to occur any of the events or occurrences described in Section 4.7 (Absence of Certain Changes or Events) of this Agreement; (g) use its best efforts to preserve the Prepaid Phone Card Business intact, keep available to Buyer the present services of Personnel (except for employees terminated for cause) and preserve for SmarTalk and Buyer Seller's goodwill; (h) not take any action that would prevent Seller from consummating the transactions contemplated by this Agreement or (i) not make any change in Tax practice or make, revoke or change any election with respect to Taxes. Seller will consult with Buyer and SmarTalk regarding timing for the transition or termination of all Personnel who are not Transferred Personnel.

                  Section 6.6 MUTUAL COOPERATION. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement. Seller agrees to provide any necessary administrative services and support that may be required to operate the Prepaid Phone Card Business in the ordinary course due to a failure to obtain at or prior to Closing any necessary Permits or consents; it is expressly agreed and understood that the term "necessary administrative services and support" shall not include long-distance, transport, access or related, incidental or ancillary services and support. Any such services and support shall be provided at Seller's cost of providing the service (including reasonable and customary general and administrative and overhead expenses) and for a period not to exceed sixty (60) calendar days from the Closing Date. For services rendered pursuant to this Section, (i) Seller shall provide Buyer with a written statement indicating in detail the nature of the services provided and the costs associated therewith and (ii) Buyer shall pay to Seller the specified amount within fifteen (15) calendar days after receipt of the statement by Buyer (less any disputed amount which Buyer and Seller shall diligently cooperate to resolve as soon as possible).

                  Section 6.7 ACCESS TO BOOKS AND RECORDS; COOPERATION. (a) Seller shall afford to Buyer and Buyer's auditing staff, accountants and other authorized representatives and Buyer shall afford to Seller and such representatives, upon reasonable notice, full access to the books and records of the Prepaid Phone Card Business pertaining to the Prepaid Phone Card Business's operations prior to the Closing Date for a period of six (6) years following the Closing Date in connection with tax and accounting matters and other reasonable business purposes.

                  (b) Following the Closing the parties shall cooperate with each other to the extent reasonably necessary in the preparation, filing and audits of each parties' Tax Returns as they relate to the Prepaid Phone Card Business. In connection therewith, each party shall, at the other's expense, make available to the other such personnel as shall be reasonably requested (so as not to unreasonably interfere with any party's business) to aid in the preparation and audits of such Tax Returns. Prior to a final determination thereof by the relevant taxing authority, neither Buyer or SmarTalk, on the one hand, nor Seller, on the other hand, shall take, and shall use their respective best efforts to cause their respective affiliates not to take, any position inconsistent with the representations and warranties set forth in Sections 4.7(k) and (l).

                  Section 6.8 CONSENTS. Seller shall use its reasonable best efforts to obtain, prior to the Closing Date, all consents, waivers or approvals to the transactions contemplated by this Agreement or that may be required under any law or under any of the Contracts, Pending Contracts, Permits, Intellectual Property or other Assets being sold, assigned to, or assumed by Buyer under this Agreement. Buyer shall provide all reasonable assistance to Seller in obtaining such consents, waivers and approvals. To the extent required consents, waivers or approvals are not obtained prior to Closing with respect to the transfer of any such items, and, if required under this Agreement, Buyer shall have waived such condition at Closing, then until such consents, waivers or approvals are obtained, Buyer shall obtain the benefits and assume the obligations with respect to such items in accordance with this Agreement by acting as subcontractor, sublicensee or sublessee of Seller or otherwise be put in a position substantially to be provided the benefits of such Contracts, Pending Contracts, Permits, Intellectual Property or other Assets (except in each case for consents, waivers or approvals for which such substitution cannot be made by operation of law) and Seller shall enforce for the benefit of Buyer any and all rights of Seller against a third party with respect to any such items and Seller shall promptly pay to Buyer any and all monies received by Seller after the Closing in connection with any such Contract,

Pending Contract, Permit, or other Asset, and after the Closing, Seller shall continue to use its reasonable best efforts to obtain a consent, waiver or approval with respect to each of such items as may be required. In addition, in the event that any Contract or other understanding which contains a non-competition or non-disclosure provision in favor of the Prepaid Phone Card Business entered into between Seller and any third party shall not be assignable to Buyer at Closing, Seller hereby covenants and agrees to notify Buyer of such and to enforce at Buyer's request and in accordance with Buyer's reasonable instructions and at Buyer's expense, the non-competition or non-disclosure provisions of such Contract or understanding.

                  Section 6.9 HART-SCOTT-RODINO ACT. Buyer and Seller shall promptly make their respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") with respect to the transactions contemplated by this Agreement, and shall make any other required submissions in connection therewith.

                  Section 6.10 NON-USE OF NAMES. On the Closing Date, except as otherwise provided in this Section 6.10, Seller will discontinue any business operations under, and any use of, the names CallTime, Pronto! and Pin Pal or any and all formative, variants and derivatives thereof (collectively, the "Restricted Names"). Seller agrees that it will not conduct any business post-Closing under any Restricted Name (i) other than such business as is in furtherance of the terms and provisions of this Agreement and as is for the benefit of, and at the express written request and expense of, Buyer and (ii) other than conducting business with respect to Excluded Assets for a reasonable period of time, not to exceed one (1) year following the Closing Date, during which Seller will discontinue the use of Restricted Names with respect to such Excluded Assets.

                  Section 6.11 NEW CUSTOMERS. Between the date hereof and the Closing Date, Seller shall consult in good faith with Buyer regarding any potential Customer Contract for which the reasonably estimated gross revenues associated therewith are $50,000 or more and shall not enter into any such potential Customer Contract without Buyer's prior consent, which consent shall not be unreasonable withheld.

                  Section 6.12 EXISTING CUSTOMERS. Buyer shall use its commercially reasonable best efforts to process Seller's existing prepaid phone cards as it would process Buyer's own prepaid phone cards in the ordinary course of business as presently conducted and shall use its reasonable best efforts to preserve Seller's good name and reputation with its customers and potential customers and federal and state regulatory agencies. Buyer and SmarTalk shall cooperate with Seller in responding to any customer complaints.


          ARTICLE VII. CONDITIONS TO OBLIGATIONS OF BUYER AND SMARTALK

                  The obligations of Buyer and SmarTalk to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer and SmarTalk, on or prior to the Closing Date, of the following conditions:

                  Section 7.1 REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Seller contained in this Agreement shall be deemed to have been made on and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality which shall be true and correct in all respects), and on the Closing Date Seller shall have delivered to Buyer and SmarTalk an officer's certificate to such effect.

                  Section 7.2 SELLER'S PERFORMANCE. Each of the obligations of Seller to be performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed in all material respects (except those obligations that are qualified by materiality, which shall be performed in all respects) by the Closing Date, and on the Closing Date Seller shall have delivered to Buyer and SmarTalk an officer's certificate to such effect.

                  Section 7.3 INSTRUMENTS OF CONVEYANCE AND TRANSFER; TITLE INSURANCE. At the Closing, Seller shall have delivered to Buyer such deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer (including, without limitation, where required, recordable assignments of any Intellectual Properties in recordable form), in form and substance reasonably satisfactory to Buyer and its counsel and consistent with this Agreement, as are effective to vest in Buyer, as applicable, good and marketable title to the Assets free and clear of any Liens, except for Permitted Liens. Simultaneously with such delivery, Seller shall take or cause to be taken all such other steps as are reasonably required hereunder to put Buyer in actual possession and operating control of the Assets.

                  Section 7.4 TRANSITION AGREEMENT. At the Closing, Seller (or an affiliate of Seller), Buyer and SmarTalk shall have entered into a Transition Agreement, substantially in the form of Exhibit A hereto, to service cards outstanding as of the Closing Date, to transition cards to Buyer's platforms, and to address distribution of revenues received after the Closing.

                  Section 7.5 CERTAIN TAX FORMS. At the Closing, Seller shall have delivered to Buyer an affidavit (in a form reasonably satisfactory to Buyer) stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person pursuant to Section 1445(b)(2) of the Code, which affidavit complies with the relevant portions of the regulations promulgated with respect to Section 1445 of the Code.

                  Section 7.6 APPROVALS AND CONSENTS. Except for those approvals and consents that by their terms must be obtained after the Closing (for which, to the extent any application, notice or other instrument requires execution by Seller, Seller will deliver to Buyer at or before the Closing the requisite applications, notices or other instruments, signed on behalf of Seller, necessary to obtain such approvals and consents following the Closing), Seller shall have obtained and shall have delivered to Buyer all material requisite approvals and consents to be procured by Seller necessary to operate the Prepaid Phone Card Business as currently operated from governmental or regulatory bodies or agencies, whether federal, state, local or foreign, and all material third-party consents and approvals and valid sublicenses as contemplated by
Section 6.8 for all Intellectual Property, Contracts or Permits for which such consents and approvals are required pursuant to the terms of such instruments or necessary for the performance of their respective obligations hereunder.

                  Section 7.7 MATERIAL ADVERSE CHANGE. There shall not have occurred any damage or destruction of, or loss to, any of the Assets of Seller, whether or not covered by insurance, which would reasonably be expected to result in a Material Adverse Effect, nor shall there have occurred any other event or condition would reasonably be expected to result in a Material Adverse Effect, including, without limitation, any change in applicable federal or state laws, regulations or practices which would have a Material Adverse Effect.

                  Section 7.8 LITIGATION. No claim, action, suit, investigation or other proceeding shall have been filed after the date hereof and be pending by any third party (including any governmental agency) before any court or administrative agency challenging or otherwise relating to the transactions provided for herein and which may affect Buyer, SmarTalk or Seller in a manner which is materially adverse.

                  Section 7.9 NO CHANGE IN LAW. There shall not have been any action taken or any statute enacted by any governmental authority which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transactions contemplated herein. Actions pending or taken with respect to payphones or payphone compensation are specifically excepted as matters that may impact the obligations to close by either party.

                  Section 7.10 HART-SCOTT-RODINO ACT. All applicable waiting periods under the H-S-R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice, the Federal Trade Commission or any governmental authority or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws. Without limiting the foregoing, no obligation arising out of the H-S-R Act shall have been imposed on Buyer to divest any material portion of its business by reason of the transaction contemplated by this Agreement.

                  Section 7.11 DOCUMENTS. Seller shall have furnished Buyer with other documents, certificates and other instruments reasonably requested to be furnished to Buyer pursuant to the terms hereof.

                  Section 7.12 RELEASE OF UCCS. Seller shall have delivered to Buyer executed UCC-3 termination statements satisfactory to record the terminations of all UCC financing statements with respect to any Liens, other than Permitted Liens.


                ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF SELLER

                  The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, or the waiver by Seller, on or prior to the Closing Date, of the following conditions:

                  Section 8.1 REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Buyer and SmarTalk contained in this Agreement or in any other document delivered by Buyer or SmarTalk pursuant hereto shall be deemed to have been made at and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects), and on the Closing Date Buyer shall have delivered to Seller an officer's certificate to such effect.

                  Section 8.2 BUYER'S PERFORMANCE. (a) Each of the obligations of Buyer and SmarTalk to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material aspects (except those obligations that are qualified by materiality, which shall be performed in all respects) by the Closing Date, and on the Closing Date Buyer and SmarTalk shall have delivered to Seller an officer's certificate to such effect.

                  (b) Buyer shall, at the Closing, pay to Seller the Purchase Price, in accordance with Section 2 above.

                  Section 8.3 APPROVALS AND CONSENTS. Buyer shall have obtained and shall have delivered to Seller all requisite approvals and consents to be procured by Buyer from governmental or regulatory bodies or agencies, whether federal, state, local or foreign.

                  Section 8.4 LITIGATION. No claim, action, suit, investigation or other proceeding shall have been filed after the date hereof and be pending by any third party (including any governmental agency) before any court or administrative agency challenging or otherwise relating to the transactions provided for herein or which may affect Buyer, SmarTalk, or Seller in a manner which is materially adverse.

                  Section 8.5 NO CHANGE IN LAW. There shall not have been any action taken or any statute enacted by any governmental authority which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transactions contemplated herein.

                  Section 8.6 HART-SCOTT-RODINO ACT. All applicable waiting periods under the H-S-R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice, the Federal Trade commission or any other governmental authority or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws. Without limiting the foregoing, no obligation arising out of the H-S-R Act shall have been imposed on Buyer to divest any material portion of its business by reason of the transaction contemplated by this Agreement.

                  Section 8.7 DOCUMENTS. Buyer shall have furnished Seller with documents, certificates and other instruments reasonably requested to be furnished to it pursuant to the terms hereof.

                     ARTICLE IX. SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES, INDEMNIFICATION

                  Section 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.. Other than (i) the representations and warranties contained in Sections 4.3, 4.4, 4.5, 4.6, 4.7 (other than Sections 4.7(k) and (l)), 4.9, 4.10, 4.13, 4.14,
4.15, 4.16 and 4.20(a) hereof (the "Surviving Seller Representations") and in
Section 5.4 hereof, all of which shall survive the Closing for a period of one
(1) year following the Closing Date, and (ii) the representations and warranties contained in Sections 4.7(k) and (l) hereof, which shall survive the Closing until the date that is sixty (60) calendar days following the lapse of the applicable statute of limitations (taking into account extensions thereof), the representations and warranties contained in this Agreement shall not survive the Closing.

                  Section 9.2 SELLER AGREEMENT TO INDEMNIFY. (a) After the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and SmarTalk, their respective officers, employees, agents representatives and affiliates, and their successors and assigns (collectively, the "Seller Indemnified Parties") against and in respect of any and all actual liabilities, losses, expenses (including, without limitation, the reasonable fees, expenses and disbursements of counsel, except as otherwise provided in Section 9.4 hereof) (collectively, "Losses") regardless of whether an action has been filed or asserted against any Seller Indemnified Party arising from, in connection with or resulting from (i) any breach by Seller of the Surviving Seller Representations (such breach to be determined, in the case of those Surviving Seller Representations that are qualified by materiality, without regard to such qualification) or any breach by Seller of its covenants or agreements made in this Agreement (including, without limitation, the Schedules, Exhibits and Annexes hereto) that survive the Closing, provided that (w) Seller shall be required to indemnify the Seller Indemnified Parties pursuant to this clause (i) only to the extent that the aggregate actual Losses (as adjusted pursuant to Section 9.6 hereof) to the Seller Indemnified Parties arising from, in connection with or resulting from such breaches exceed Five Hundred Thousand Dollars ($500,000), (x) Seller shall not be required to indemnify the Seller Indemnified Parties pursuant to this clause (i) in an aggregate amount, when aggregated together with any indemnification of the Seller Indemnified Parties pursuant to clause (2) of Section 9.2(b) hereof, in excess of Thirty Three Million Dollars ($33,000,000), (y) Seller shall not be required to indemnify the Seller Indemnified Parties pursuant to this clause (i) for any breach of which the actual Losses (as adjusted pursuant to Section 9.6 hereof) arising from, in connection with or resulting from any individual case amount to Twenty-Five Thousand Dollars ($25,000) or less, and such Losses shall not be included in calculating the Five Hundred Thousand Dollar ($500,000) threshold established in the preceding subclause (w), and (z) any claim for indemnification under this clause (i) must be made in writing to Seller by Buyer within one (1) year following the Closing Date; (ii) any Excluded Liability; (iii) to the extent that Seller is able to recover such amounts from such creditor with its reasonable best efforts, any and all Losses arising from a judicial determination that the sale of the Assets hereunder is ineffective against any creditor of the Prepaid Phone Card Business; and (iv) costs or expenses related to the employment of current or former personnel for periods prior to the Closing Date that Buyer may incur (including, but not limited to, with respect to the Employee Plans or with respect to any other benefit plan) with respect to which Seller (or any entity required to be aggregated with Seller under Section 414(b), (c), (m) or (o) of the Code) has or had any liability or obligation to contribute at any time before the Closing).

                  (b) In addition to the foregoing provisions of Section 9.2(a) above and without limiting the generality of such provisions, Seller agrees to fully indemnify and hold harmless Buyer and its respective parent corporations and subsidiaries and all other members, if any, of any group of which Buyer is a member for Tax purposes (any subsequent reference to "Buyer" in this clause (i) shall mean either Buyer individually or one or more of its affiliates as described herein, as appropriate) against and in respect of and, on demand, will reimburse Buyer for, any and all liability whatsoever, and however imposed (including any claim asserted or deficiency assessed against or collected from or paid by Buyer), in respect of (1) (A) except for any Taxes expressly provided for herein as being assumed or paid by Buyer, any Taxes for any and all taxable periods (or portion thereof) ending on or prior to the Closing Date, (B) any unpaid Taxes, whether determined on a separate, consolidated, combined or unitary basis, relating to Seller (or any member of a group for tax purposes in which Seller is or was included) (i) imposed under of Treasury Regulation ss. 1.1502-6 or any comparable provision of state, local or foreign law with respect to any taxable period beginning prior to the Closing Date or (ii) pursuant to any guaranty, indemnification, Tax sharing or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes and/or (C) any Taxes payable by the Seller pursuant to Article X hereof and/or (2) any loss of a deduction or basis, or any increase in tax liability or decrease in a tax credit, attributable to the breach by Seller of the representations and warranties contained in Sections 4.7(k) and/or (l) and/or any fact relating thereto, provided that Seller shall not be required to indemnify the Seller Indemnified Parties pursuant to this clause (2) in an aggregate amount, when aggregated together with any indemnification of the Seller Indemnified Parties pursuant to clause (i) of Section 9.2(a) hereof, in excess of Thirty Three Million Dollars ($33,000,000); provided further that any claim for indemnification under this Section 9.2(b) must be made in writing to Seller by Buyer within sixty (60) calendar days of the lapse of the applicable statutory period of limitations (taking into account extensions thereof). Any Losses for which a claim is made pursuant to this Section 9.2(b) shall not be a basis of a claim or claims under Section 9.2(a) hereof.

                  Section 9.3 BUYER'S AGREEMENT TO INDEMNIFY. After the Closing Date, Buyer and SmarTalk shall jointly and severally indemnify, defend and hold harmless Seller, its officers, directors, employees and affiliates, and their successors and assigns (collectively, the "Buyer Indemnified Parties") against and in respect of any and all actual Losses regardless of whether any action has been filed or asserted against any Buyer Identified party arising from, in connection with or resulting from (a) any breach by Buyer or SmarTalk of representations and warranties contained in Section 5.4 hereof (such breach to be determined, in the case of those representations and warranties that are qualified by materiality, without regard to such qualification) or any breach by Buyer or SmarTalk of their covenants and agreements made in this Agreement that survive the Closing, provided that (w) Buyer and SmarTalk shall be required to indemnify the Buyer Indemnified Parties pursuant to this clause (i) only to the extent that the aggregate actual Losses (as adjusted pursuant to Section 9.6 hereof) to the Buyer Indemnified Parties arising from, in connection with or resulting from such breaches exceed Five Hundred Thousand Dollars ($500,000),
(x) neither Buyer nor SmarTalk shall be required to indemnify the Buyer Indemnified Parties pursuant to this clause (i) in an aggregate amount in excess of Two Million Dollars ($2,000,000), (y) neither Buyer nor SmarTalk shall be required to indemnify the Buyer Indemnified Parties pursuant to this clause (i) for any breach of which the actual Losses (as adjusted pursuant to Section 9.6 hereof) arising from, in connection with or resulting from any individual case amount to Twenty-Five Thousand Dollars ($25,000) or less, and such Losses

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


shall not be included in calculating the Five Hundred Thousand Dollar ($500,000) threshold established in the preceding subclause (w), and (z) any claim for indemnification under this clause (i) must be made in writing to Buyer and SmarTalk by Seller within one (1) year following the Closing Date; (b) the conduct of the Prepaid Phone Card Business from and after the Closing Date, except with respect to an Excluded Liability; (c) any Assumed Liability; and (d) any of the Assets (i) arising on or after Closing, (ii) arising from any contracts or agreements entered into by Buyer or SmarTalk or employees of Buyer or SmarTalk, or (iii) arising from or in any way related to the activities of Buyer or SmarTalk or the operation of their respective businesses.

                  Section 9.4 PROCEDURES RELATING TO INDEMNIFICATION. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification by any party hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. Except as otherwise provided in this Agreement, the Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons (other than by federal, state, local or foreign tax authorities or by the Buyer or SmarTalk), and the amount of such claim is acknowledged by Seller to be fully covered by the foregoing indemnity, as limited herein, the Seller may elect to defend against such claim at its expense, in lieu of the Buyer or SmarTalk assuming such defense; PROVIDED, that Buyer or SmarTalk shall be entitled to participate in or monitor such defense at its expense and Seller will fully cooperate with Buyer or SmarTalk and its counsel with respect thereto. If the Seller or any other persons as provided above elect to assume such defense, they shall retain counsel reasonably satisfactory to the Buyer or SmarTalk. No compromise or settlement of such claim may be effected by either party without the other party's consent (which shall not be unreasonably withheld).

                  Section 9.5 PAYMENT. All amounts payable by one party to the other pursuant to the provisions of this Article IX shall be payable within fifteen (15) business days after a final determination thereof in accordance with the provisions hereof. Any payment by one party to another pursuant to the provisions of this Article IX shall be in an amount equal to the payment required hereunder.

                  Section 9.6 CALCULATION OF LOSSES. If the amount with respect to which any claim that may be made under this Article IX (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) or the availability of insurance proceeds or other third party payments to the party making the Indemnity Claim, the Indemnity Claim and any consequent indemnity payment shall be reduced by the amount of the Tax Benefit, insurance proceeds or other third party payments available to the party making the Indemnity Claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the Indemnity Claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 9.6, a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to a refund, credit or otherwise) plus any related interest received from the relevant taxing authority, net of any Taxes attributable thereto. For the purposes of this
Section 9.6, a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized and reduce Tax liability in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 9.6. The amount of the refunded reduction or payment shall be deemed a payment under Sections 9.2 or 9.3 of this Agreement and thus shall be paid subject to any applicable reductions under this
Section 9.6. Subject to the threshold amounts set forth in Sections 9.2(a) and
9.3 hereof, the amount of any Losses and/or Taxes for which indemnification is provided under this Article IX shall be increased to take account of any currently realized Tax Detriment (as hereinafter defined) arising from the receipt or accrual of any such indemnification amount. For purposes of this
Section 9.6, the term "Tax Detriment" means an amount by which the tax liability of an indemnified party (or group of corporations including the indemnified party) is increased. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Detriment, if the receipt or accrual of any such indemnification amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Detriment to the party that made the Indemnity Claim, the indemnifying party shall pay to the indemnified party the amount of such Tax Detriment when, as and if realized. For the purposes of this
Section 9.6, a Tax Detriment is "currently realizable" to the extent it can be reasonably anticipated that such Tax Detriment will be realized and increase Tax liability in the current taxable period or year or in any tax return with respect thereto or in any taxable period or year prior to the date of the Indemnity Claim.

                  Section 9.7 REMEDIES. The indemnities provided in this Article IX shall survive the Closing and shall be the sole and exclusive remedy of the indemnified party or parties against the indemnifying party at law or equity for any matter covered by Sections 9.2 and 9.3.


                ARTICLE X. PAYMENT OF CERTAIN TAXES AND EXPENSES

                  Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, excise, gross receipts, sales, use and similar Taxes, and any penalties, interest and additions to such Taxes, incurred in connection with this Agreement or the transactions contemplated hereby shall be borne one-half by Seller and one-half by Buyer, and all escheat and similar Taxes incurred in connection with this Agreement or the transactions

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

contemplated hereby shall be the responsibility of and paid by Buyer. Seller shall be responsible for and pay to Buyer the portion of such amounts allocated to it pursuant to this Article X for which payment is due on or after the Closing Date at least two (2) business days prior to the date such taxes become due and payable. Buyer shall provide Seller with at least five (5) business days notice of any such due date and the amount of taxes becoming then due and payable. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports, and forms as may be required in connection therewith. Each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, including without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.


                               ARTICLE XI. WAIVER

                  This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.


                           ARTICLE XII. NOTICES, ETC.

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified or registered mail, postage prepaid:

If to Seller:                       Frontier Corporation
                                    180 South Clinton Avenue
                                    Rochester, New York  14646
                                    Telephone:  (716) 777-8497
                                    Telecopy:  (716) 546-7823
                                    Attention:  Martin T. McCue,
                                                Corporate Vice President -
                                                     Planning and Legal Services

with a copy to:                     Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, New York  10017-3909
                                    Telephone:  (212) 455-2000
                                    Telecopy:  (212) 455-2502
                                    Attention:  Robert E. Spatt, Esq.

If to SmarTalk                      SmarTalk Teleservices, Inc.
or Buyer:                           1640 South Sepulveda, Suite 500
                                    Los Angeles, California 90025
                                    Telephone:  (310) 444-8800
                                    Telecopy:  (310) 479-3297
                                    Attention: David A. Hamburger, General
                                       Counsel

with a copy to:                     Dewey Ballantine LLP
                                    333 South Hope Street
                                    Los Angeles, California  90071
                                    Telephone:  (213) 626-3399
                                    Telecopy:  (213) 625-0562
                                    Attention:  Robert M. Smith

Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.


                    ARTICLE XIII. ENTIRE AGREEMENT; AMENDMENT

                  This Agreement and the other agreements referred to herein or entered into in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including all such agreements, arrangements and understandings between Seller, Buyer and SmarTalk. No representation, warranty, promise, inducement or statement of intention has been made by Seller or Buyer and SmarTalk that is not embodied in this Agreement. It is the explicit intent of each party hereto that Seller is not making any representation or warranty whatsoever, express or implied, including but not limited to any implied warranty as to condition, merchantability or suitability as to any of the assets or properties of the Prepaid Phone Card Business, except those representations and warranties of Seller in Article IV of this Agreement. Except as expressly provided herein, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any presentations provided or addressed to Buyer or SmarTalk are not and shall not be deemed to be or include any representation or warranty of Seller. This Agreement may be amended or modified only by a written instrument executed by the parties hereto or by their successors and assigns.


                           ARTICLE XIV. PRESS RELEASES

                  No party hereto shall issue any press release or make any public announcement of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by Seller and Buyer; PROVIDED, HOWEVER, that notwithstanding the foregoing, Seller and Buyer shall be permitted, upon prior notice to the other party, to make such mandatory disclosures to the public or governmental authorities or a stock exchange as their respective counsel shall deem necessary to maintain compliance with, or to prevent violation of, applicable laws or stock exchange rules.

                               ARTICLE XV. GENERAL

                  This Agreement: (a) shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof; (b) shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies hereunder; and (c) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that any action to enforce or interpret the terms of this Agreement shall be instituted and maintained only in the Federal District Court for the Southern District of New York, or if jurisdiction is not available in such Federal court, then a state court located in the Borough of Manhattan, The City of New York, New York. Buyer and SmarTalk each hereby consents to the jurisdiction and venue of such courts and waives any right to object to such jurisdiction and venue.


                            ARTICLE XVI. SEVERABILITY

                  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if the duration or geographic extent of, or business activity covered by, any provision of this Agreement shall be in excess of that which is enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.


                          ARTICLE XVII. BULK SALES LAWS

                  The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction. This provision shall not be deemed to in any way limit the indemnity provided in Section 9.2 hereof.


                           ARTICLE XVIII. TERMINATION

                  Section 18.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing by written notice delivered by Seller to Buyer or by Buyer to Seller, as the case may be, in the following instances:

                  (a) At any time prior to Closing by the mutual consent in writing of Seller, Buyer and SmarTalk.

                  (b) By Buyer or Seller if Closing does not occur on or before December 31, 1997.

                  Section 18.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this Article XVIII, this Agreement shall forthwith become wholly void and of no further force and effect and all further obligations of Seller, Buyer and SmarTalk or their respective officers or directors with respect to any obligation under this Agreement shall terminate without further liability except (a) for the obligations under Articles X, XIV, XV and XXI and
(b) that such termination shall not constitute a waiver or bar by any party of any rights or remedies at law or in equity it may have for damages caused by reason of a breach of this Agreement by another party hereto.


                             ARTICLE XIX. ASSIGNMENT

                  Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Buyer may effect any such assignment to any affiliated company, but any such assignment shall not relieve Buyer or SmarTalk of their respective duties and obligations contained in this Agreement.


                     ARTICLE XX. NO THIRD PARTY BENEFICIARY

                  This Agreement is for the benefit of, and may be enforced only by, Seller, Buyer, SmarTalk, and their respective successors and transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.


                              ARTICLE XXI. REMEDIES

                  The parties agree that, for the transactions provided for in this Agreement, the sole and exclusive remedy shall be for breaches of the express terms herein.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                    SMTK NY-1 CORP.


                                    By: /s/ ERICH L. SPANGENBERG
                                        ---------------------------------------
                                        Name:  Erich L. Spangenberg
                                        Title: President and
                                               Chief Operating Officer


                                    SMARTALK TELESERVICES, INC.


                                    By: /s/ ERICH L. SPANGENBERG
                                        ---------------------------------------
                                        Name:  Erich L. Spangenberg
                                        Title: President and
                                               Chief Operating Officer


                                    FRONTIER CORPORATION


                                    By: /s/ JOSEPH P. CLAYTON
                                        ---------------------------------------
                                        Name:  Joseph P. Clayton
                                        Title: President and
                                               Chief Executive Officer